Interactive Intelligence Announces 2010 Third-Quarter Results
Revenues increase 26 percent

INDIANAPOLIS, Nov. 1, 2010 – Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced results for the three and nine months ended Sept. 30, 2010.

The company reported the following for the third quarter of 2010:
-	Total revenues of $41.8 million, an increase of 26 percent over revenues of $33.2 million in the same quarter last year.
-
Net income on a generally accepted accounting principles (GAAP) basis of $3.5 million, with diluted earnings per share (EPS) of $0.19, compared to net income of $2.8 million and EPS of $0.15 in the third quarter of 2009.

-	Non-GAAP* net income of $6.9 million, with EPS of $0.37, up from non-GAAP net income of $5.7 million and EPS of $0.31, in the same quarter last year.

Non-GAAP net income and EPS for the third quarter of 2010 excluded stock-based compensation expense of approximately $1.0 million, or EPS of $0.06, and non-cash income tax expense of $2.4 million, or EPS of $0.12. The 2009 third-quarter non-GAAP net income and EPS excluded stock-based compensation expense of $975,000, or EPS of $0.05, and non-cash income tax expense of $1.9 million, or EPS of $0.11.

Cash and investment balances as of Sept. 30, 2010 were $85.5 million and the company has no debt.

“Our performance during the quarter was strong across North America, Europe, Middle East, Africa, and specific regions throughout Asia-Pacific,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “As we reported in our preliminary third-quarter announcement, we closed a number of large orders during the quarter, which was a main contributor to our increased revenues and earnings. We continue to execute on our strategy of moving up-market, with record average dollar amounts for new orders. We’re also seeing strong increases in new cloud-based communications orders, positively building our recurring revenue base.”

The following are results for the first nine months of 2010:
-	Total revenues of $115.7 million, a 21 percent increase over revenues of $95.5 million in the first nine months of 2009.
-	Other expense, principally due to foreign exchange losses, of $801,000, compared to other income, principally due to foreign exchange gains, of $938,000 for the same period last year.
-	GAAP net income of $7.8 million, or EPS of $0.42, compared to $6.1 million, or EPS of $0.34, for the first nine months of 2009.
-	Non-GAAP net income of $16.0 million, or EPS of $0.86, compared to $12.9 million, or EPS of $0.71, for the same period last year.

Non-GAAP net income and EPS for the first nine months of 2010 exclude charges for stock-based compensation of $3.0 million, or EPS of $0.16, and non-cash income tax expense of $5.2 million, or EPS of $0.28. For the same period last year, non-GAAP net income and EPS exclude charges for stock-based compensation of $2.5 million, or EPS of $0.14, and non-cash income tax expense of $4.3 million, or EPS of $0.23.

Other recent company highlights included:
-	Acquisition of Latitude Software, an accounts receivable management software and services company, effective Oct. 1, 2010.
-	Launch of "Ditch the Frustration" campaign designed to provide educational resources to assist consumers and businesses with customer service.
-	Opening of on-site health care clinic to help improve employee wellness.
-	TMC Labs Unified Communications Innovation award for communications-based process automation product, Interaction Process Automation™ (IPA).
-	Network Products Guide's Reader's Trust award for Interaction SIP Station™.
-	Frost & Sullivan’s Technology Company of the Year award.
-	More than 400 people in attendance at the 12th annual Interactive Intelligence Partner Conference.

Interactive Intelligence will host a conference call Nov. 1 at 4:30 p.m. EDT, featuring Dr. Brown, and the company’s CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence third-quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has more than 3,500 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is a BusinessWeek “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner Magic Quadrant for Contact Center Infrastructure, Worldwide report (Feb. 22, 2010). Interactive Intelligence employs approximately 800 people and is headquartered in Indianapolis, Indiana. It has 16 offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this pres release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Product	$20,586	$15,557	$54,484	$45,100
Services	21,245	17,613	61,181	50,441
Total revenues	41,831	33,170	115,665	95,541
Costs of revenues:
Product	6,198	3,950	16,499	12,320
Services	6,767	5,549	18,552	16,758
Total cost of revenues	12,965	9,499	35,051	29,078
Gross profit	28,866	23,671	80,614	66,463
Operating expenses:
Sales and marketing	12,106	9,696	33,939	28,877
Research and development	7,193	6,135	20,562	17,747
General and administrative	3,960	3,562	11,859	10,166
Total operating expenses	23,259	19,393	66,360	56,790
Operating income	5,607	4,278	14,254	9,673
Other income (expense):
Interest income	120	50	228	232
Other income (expense)	337	480	(1,029)	706
Total other income (expense)	457	530	(801)	938
Income before income taxes	6,064	4,808	13,453	10,611
Income tax expense	2,561	2,005	5,627	4,488
Net income	$3,503	$2,803	$7,826	$6,123

Net income per share:
Basic	$0.20	$0.16	$0.45	$0.36
Diluted	0.19	0.15	0.42	0.34

Shares used to compute net income per share:
Basic	17,524	17,148	17,431	17,038
Diluted	18,695	18,486	18,731	18,125

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income, as reported	$3,503	$2,803	$7,826	$6,123
Non-cash stock-based compensation expense:
Cost of services	86	71	228	186
Sales and marketing	332	352	971	890
Research and development	285	254	881	726
General and administrative	326	298	922	745
Total	1,029	975	3,002	2,547
Non-cash income tax expense	2,410	1,913	5,196	4,257
Non-GAAP net income	$6,942	$5,691	$16,024	$12,927

Operating income, as reported	$5,607	$4,278	$14,254	$9,673
Non-cash stock-based compensation expense	1,029	975	3,002	2,547
Non-GAAP operating income	$6,636	$5,253	$17,256	$12,220

Diluted EPS, as reported	$0.19	$0.15	$0.42	$0.34
Non-cash stock-based compensation expense	0.06	0.05	0.16	0.14
Non-cash income tax expense	0.12	0.11	0.28	0.23
Non-GAAP diluted EPS	$0.37	$0.31	$0.86	$0.71

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,688	$48,497
Short-term investments	35,842	16,482
Accounts receivable, net	32,417	32,092
Deferred tax assets, net	5,499	5,808
Prepaid expenses	7,754	5,976
Other current assets	5,039	3,935
Total current assets	136,239	112,790
Property and equipment, net	8,925	8,499
Deferred tax assets, net	6,870	6,505
Other assets, net	4,844	4,874
Total assets	$156,878	$132,668

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,511	$11,903
Accrued compensation and related expenses	5,669	4,946
Deferred product revenues	4,950	5,567
Deferred services revenues	40,456	36,225
Total current liabilities	65,586	58,641
Deferred revenue	6,398	6,420
Total liabilities	71,984	65,061

Shareholders' equity:
Preferred stock	-	-
Common stock	176	173
Treasury stock	(3,973)	(6,242)
Additional paid-in-capital	100,199	92,815
Accumulated deficit	(11,508)	(19,139)
Total shareholders' equity	84,894	67,607
Total liabilities and shareholders' equity	$156,878	$132,668

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Nine Months Ended
	September 30,
	2010	2009

Operating activities:
Net income	$7,826	$6,123
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	3,107	3,139
Stock-based compensation expense	3,002	2,547
Tax benefits from stock-based payment arrangements	(4,528)	(2,814)
Deferred income tax	(56)	884
Accretion of investment income	(407)	(172)
Changes in operating assets and liabilities:
Accounts receivable	(325)	2,872
Prepaid expenses	(1,778)	1,009
Other current assets	(1,104)	(1,928)
Other assets	30	281
Accounts payable and accrued liabilities	7,143	1,969
Accrued compensation and related expenses	723	1,043
Deferred product revenues	(717)	(1,349)
Deferred services revenues	4,309	(566)
Net cash provided by operating activities	17,225	13,038

Investing activities:
Sales of available-for-sale investments	15,565	13,100
Purchases of available-for-sale investments	(34,678)	(11,550)
Purchases of property and equipment	(3,540)	(1,275)
Acquisition of intangible and other assets, net of cash and
cash equivalents acquired	-	(2,249)
Net cash used in investing activities	(22,653)	(1,974)

Financing activities:
Proceeds from stock options exercised	1,830	1,812
Proceeds from issuance of common stock	261	189
Tax benefits from stock-based payment arrangements	4,528	2,814
Net cash provided by financing activities	6,619	4,815

Net increase in cash and cash equivalents	1,191	15,879
Cash and cash equivalents, beginning of period	48,497	34,705
Cash and cash equivalents, end of period	$49,688	$50,584

Cash paid during the period for:
Interest	$1	$-
Income taxes	716	533

Other non-cash item:
Purchases of property and equipment payable at end of period	$22	$42